UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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ROLLINS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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ROLLINS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

2170 Piedmont Road, N.E., Atlanta, Georgia 30324

TO THE HOLDERS OF THE COMMON STOCK:

PLEASE TAKE NOTICE that the 2019 Annual Meeting of Stockholders of ROLLINS, INC., a Delaware corporation (the “Company”), will be held at the Company’s corporate office located at 2170 Piedmont Road, N.E., Atlanta, Georgia, on Tuesday, April 23, 2019, at 12:30 P.M for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect three Class III nominees identified in the attached Proxy Statement to the Board of Directors;
2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
3.	To amend the Certificate of Incorporation of the Company to increase the number of authorized shares of capital stock to 550,500,000 shares; and
4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

The Proxy Statement dated March 21, 2019 is attached.

The Board of Directors has fixed the close of business on February 28, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

This Proxy Statement and accompanying proxy card are being mailed to our stockholders along with the Company’s 2018 Annual Report for the fiscal year ended December 31, 2018. Voting can be completed by returning the proxy card, through the telephone at 1-866-804-9616 or online at http://www.AALVote.com/ROL/.

Important notice regarding the availability of proxy materials for the Annual Meeting of the Stockholders to be held on April 23, 2019: The proxy statement and annual report to security holders are available at http://www.viewproxy.com/ROL/2019/.

BY ORDER OF THE BOARD OF DIRECTORS

Elizabeth B. Chandler
Secretary

Atlanta, Georgia

March 21, 2019

Whether or not you expect to attend the annual meeting, please sign, date and return the enclosed proxy card promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

PROXY STATEMENT

This Proxy Statement and a form of proxy were first mailed to stockholders on or about March 21, 2019. The following information concerning the proxy and the matters to be acted upon at the Annual Meeting of Stockholders to be held on April 23, 2019 is submitted by the Company to the stockholders in connection with the solicitation of proxies on behalf of the Company’s Board of Directors.

Three-for-two stock split – All shares, per share and market price data herein have been adjusted for the three-for-two stock split to stockholders of record on November 9, 2018, payable on December 10, 2018.

SOLICITATION OF AND POWER TO REVOKE PROXY

A form of proxy is enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors of the Company will be voted in favor of the candidates for the election to the Board of Directors, in favor of ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2019 and in favor of the proposal to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of capital stock to 550,500,000 shares.

A stockholder executing and delivering a proxy has power to revoke the same and the authority thereby given at any time prior to the exercise of such authority, if he so elects, by contacting either proxy holder, by timely submitting a later dated proxy changing your vote, or by attending the meeting and voting in person. However, a beneficial stockholder who holds his shares in street name must secure a proxy from his broker before he can attend the meeting and vote. All costs of solicitation have been, and will be, borne by the Company.

Householding and Delivery of Proxy Materials

The Company has adopted the process called “householding” for any proxy materials in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy material, unless we receive contrary instructions from any stockholder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy material at the same address, additional copies will be provided to you promptly upon written or oral request. If you are a stockholder of record, you may contact us by writing to the Company at 2170 Piedmont Rd., NE, Atlanta, GA 30324 or by calling 404-888-2000. Eligible stockholders of record receiving multiple copies of the proxy material can request householding by contacting the Company in the same manner.

CAPITAL STOCK

The outstanding capital stock of the Company on February 28, 2019 consisted of 327,530,857 shares of Common Stock, par value $1.00 per share. Holders of Common Stock are entitled to one vote (noncumulative) for each share of such stock registered in their respective names at the close of business on February 28, 2019, the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. In accordance with the General Corporation Law of the state of Delaware, the election of the nominees named herein as Directors will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election provided that a quorum is present at the Annual Meeting. In the case of a plurality vote requirement (as in the election of directors), where no particular percentage vote is required, the outcome is solely a matter of comparing the number of votes cast for each nominee, with those nominees receiving the most votes being elected, and hence only votes for director nominees (and not abstentions or broker non-votes) are relevant to the outcome. In this case, the nominees receiving the most votes will be elected. The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2019 and to approve the proposal to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of capital stock to 550,500,000 shares. Abstentions will have the effect of a vote against the proposals for the ratification of the appointment of the Company’s independent registered public accounting firm and the proposal to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of capital stock to 550,500,000 shares, while broker non-votes will have no effect on either proposal and will be disregarded. There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement. It is expected that shares held of record by officers and directors of the Company, which in the aggregate represent approximately 57 percent of the outstanding shares of Common Stock, will be voted for the nominees, for the ratification of the appointment of the Company’s independent registered public accounting firm, and for the proposal to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of capital stock to 550,500,000 shares.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The names of the executives recognized in the Summary Compensation Table and the name and address of each stockholder (or “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), who owned beneficially over five percent (5%) of the shares of Common Stock of the Company on February 28, 2019, together with the number of shares owned by each such person and the percentage of outstanding shares that ownership represents, and information as to Common Stock ownership of the executive officers and directors of the Company as a group (according to information received by the Company) are set out below:

Name and Address of Beneficial Owner	Amount Beneficially Owned(1)		Percent of Outstanding Shares
R. Randall Rollins	172,211,695	(2)	52.6
Chairman of the Board
2170 Piedmont Road, N.E.
Atlanta, Georgia

Gary W. Rollins	175,016,561	(3)	53.4
Vice Chairman and Chief Executive Officer
2170 Piedmont Road, N.E.
Atlanta, Georgia

The Vanguard Group	18,239,960	(4)	5.6
100 Vanguard Blvd.
Malvern, PA 19355

John F. Wilson	547,205	(5)	0.2
President and Chief Operating Officer
2170 Piedmont Road, N.E.
Atlanta, Georgia

Paul E. Northen	139,965	(6)	**
Senior Vice President
Chief Financial Officer and Treasurer
2170 Piedmont Road, N.E.
Atlanta, Georgia

Elizabeth B. Chandler	38,990	(7)	**
Vice President, General Counsel and
Corporate Secretary
2170 Piedmont Road, N.E.
Atlanta, Georgia

All Directors and Executive Officers as a group (10 persons)	186,343,502	(8)	56.9

(1)	Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.
(2)	Includes 9,811,668* shares of Company Common Stock held in two charitable trusts of which he is a co-trustee and as to which he shares voting and investment power. Also includes 716,491* shares of Company Common Stock held by his wife. Also includes 161,225,005* shares of Company Common Stock owned by RFPS Management Company I, L.P., a Georgia limited partnership. The general partner of RFPS Management Company I, L.P., is RFA Management Company, LLC, a Georgia limited liability company, the manager of which is LOR, Inc., a Georgia corporation. Mr. R. Randall Rollins is an officer and director of LOR, Inc. Mr. R. Randall Rollins and Mr. Gary W. Rollins have voting control of LOR, Inc. Also includes 310,500 shares of restricted stock awards for Company Common Stock, 19,332 shares of Company Common Stock in an individual retirement account and 7,986 shares of Company Stock in the Rollins 401(k) Savings Plan. Mr. R. Randall Rollins is part of a control group holding company securities that includes Mr. Gary W. Rollins, as disclosed on a Schedule 13D on file with the U.S. Securities and Exchange Commission.
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(3)	Includes 9,811,668* shares of the Company Common Stock held in two charitable trusts of which he is a co-trustee and as to which he shares voting and investment power. Also includes 15,645* shares of Company Common Stock held by his wife. Also includes 161,225,005* shares of Company Common Stock owned by RFPS Management Company I, L.P., a Georgia limited partnership. The general partner of RFPS Management Company I, L.P., is RFA Management Company, LLC, a Georgia limited liability company, the manager of which is LOR, Inc., a Georgia corporation. Mr. Gary W. Rollins is an officer and director of LOR, Inc. Mr. R. Randall Rollins and Mr. Gary W. Rollins have voting control of LOR, Inc. Also includes 344,500 shares of restricted stock awards for Company Common Stock, 70,266 shares of Company Common Stock in the Company’s employee stock purchase plan, and 11,359 shares of Company Common Stock held in the Rollins 401(k) Savings Plan. Mr. Gary W. Rollins is part of a control group holding company securities that includes Mr. R. Randall Rollins, as disclosed on a Schedule 13D on file with the U.S. Securities and Exchange Commission.
(4)	Based upon information received by the Company, an aggregate of 18,239,960 shares of Company Common Stock are beneficially owned by The Vanguard Group – 23-1945930 and entities controlled directly or indirectly by The Vanguard Group – 23-1945930. The Vanguard Group – 23-1945930 has sole power to vote or direct to vote 178,730 shares, shared power to vote or direct to vote 31,982 shares, sole power to dispose of or to direct the disposition of 18,031,601 shares, and shared power to dispose or to direct the disposition of 208,359 shares.
(5)	Includes 170,400 shares of restricted stock awards for Company Common Stock and 19,381 shares of Company Common Stock in the Company’s employee stock purchase plan.
(6)	Includes 43,451 shares of Company Common Stock held by the Rollins Pension Plan as to which Mr. Northen has voting power. Also includes 78,450 shares of restricted stock awards for Company Common Stock.
(7)	Includes 31,040 shares of restricted stock awards for Company Common Stock.
(8)	Shares held in trusts as to which more than one officer and/or director are co-trustees or entities in which there is common stock ownership have been included only once.
*	Mr. R. Randall Rollins and Mr. Gary W. Rollins disclaim any beneficial interest in these holdings.
**	Less than 0.1% of the outstanding shares.

Stock Ownership Requirements

The Company has adopted stock ownership guidelines for the named executive officers identified in the previous table and for key executives designated by the Compensation Committee. The current guidelines as determined by the Compensation Committee include:

1.	Chairman of the Board of Directors and CEO – Ownership equal to 5 times base salary
2.	Rollins, Inc. President – Ownership equal to 4 times base salary
3.	Other Rollins Officers and Orkin, LLC President – Ownership equal to 3 times base salary
4.	Division and Brand Presidents – Ownership equal to 2 times base salary
5.	Other covered executives – Ownership equal to 1 times base salary

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The covered executives have a period of four years in which to satisfy the guidelines, from the date of appointment to a qualifying position. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including shares owned outright by the executive, shares held in the Rollins 401(k) Savings Plan, shares held in the Rollins employee stock purchase and dividend reinvestment plan, shares obtained through stock option exercise and held, restricted stock awards whether or not vested and shares held in trust in the employee’s name. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the Executive Stock Ownership Guidelines and the executive is required to retain a minimum of 25% of any future equity awards.

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, Messrs. Bill J. Dismuke, John F. Wilson, and Thomas J. Lawley, M.D. will be nominated to serve as Class III directors. The nominees for election at the 2019 Annual Meeting are now directors of the Company. The directors in Class III will serve for a term of three years. The director nominees will serve in their respective class until their successors are elected and qualified. Five other individuals serve as directors but are not standing for re-election because their terms as directors extend past this Annual Meeting pursuant to provisions of the Company’s by-laws, which provide for the election of directors for staggered terms, with each director serving a three-year term. Mr. Larry L. Prince, a long-time director of the Company served as a Class II director until he passed away on March 5, 2019. At this time, the Company’s Board of Directors does not have plans to fill Mr. Prince’s vacated position on our Board. Unless authority is withheld, the proxy holders will vote for the election of each nominee named below as a director. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as director at the time of the election, unless authority is withheld, the proxies will be voted for any nominee who shall be designated by the present Board of Directors and recommended by the Nominating and Governance Committee to fill such vacancy.

Director Qualifications

As described in more detail below, we believe that each of our directors are well suited to serve on our Board for a variety of individual reasons and because collectively they bring a wealth of experience from diverse backgrounds that have combined to provide us with an excellent mix of experiences and viewpoints. The information below has the name and age of each of our directors and each of the nominees with his or her principal occupation, together with the number of shares of Common Stock beneficially owned, directly or indirectly, by each and the percentage of outstanding shares that ownership represents, all as of the close of business on February 28, 2019 (according to information received by the Company), other board memberships and the period during which he or she has served us as a director.

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Name	Principal Occupation(1)	Service as Director	Age	Shares of Common Stock(2)		Percent of Outstanding Shares
Names of Director Nominees
Class III (Term Expires 2019, New Term Expires 2022)
Bill J. Dismuke	Retired President of Edwards Baking Company (manufacturer of baked pies and pie pieces)	1984 to date	82	10,248		*
Thomas J. Lawley, M.D.	Retired Dean of the Emory University School of Medicine from 1996 to 2013	2006 to date	72	6,750		*
John F. Wilson	President and Chief Operating Officer of the Company	2013 to date	61	547,205		0.2

Names of Directors Whose Terms Have Not Expired
Class I (Term Expires 2020)
R. Randall Rollins(3)	Chairman of Rollins, Inc.; Chairman of the Board of the Company; Chairman of the Board of RPC, Inc. (oil and gas field services); and Chairman of the Board of Marine Products Corporation (boat manufacturing)	1968 to date	87	172,211,695	(5)	52.6
Henry B. Tippie	Lead Director of the Company; Chairman of the Board and Chief Executive Officer of Tippie Services, Inc. (management services); Chairman of the Board of Dover Downs Gaming & Entertainment, Inc. (operator of multi-purpose gaming and entertainment complex); and Chairman of the Board of Dover Motorsports, Inc. (operator of motorsports tracks); Presiding Director of RPC, Inc. (oil and gas field services) and Marine Products Corporation (boat manufacturing)	1960 to 1970; 1974 to date	92	3,379,550	(6)	1.0
James B. Williams	Retired Chairman of the Executive Committee, SunTrust Banks, Inc. (bank holding company)	1978 to date	85	227,811		0.1

Class II (Term Expires 2021)
Gary W. Rollins(3)	Vice Chairman and Chief Executive Officer of the Company	1981 to date	74	175,016,561	(7)	53.4
Pamela R. Rollins(4)	Board Member for Young Harris College, National Monuments Foundation and the O. Wayne Rollins Foundation; Former Board Member of The Lovett School; and Emeritus Board Member of the Schenck School.	2015 to date	62	5,801,400	(8)	1.8

(1)	Except as noted, each of the directors has held the positions of responsibility set out in this column (but not necessarily his or her present title) and in their respective biographies below for more than five years. In addition to the directorships listed in this column, the following individuals also currently serve on the Boards of Directors of the following companies: R. Randall Rollins: Dover Motorsports, Inc., and Dover Downs Gaming and Entertainment, Inc., Gary W. Rollins, Director Emeritus of Genuine Parts Company and Emory University. All persons named, with the exception of Thomas J. Lawley, M.D. and John F. Wilson, in the above table, are directors of RPC, Inc. and Marine Products Corporation.

(2)	Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.
(3)	R. Randall Rollins and Gary W. Rollins are brothers.
(4)	Pamela R. Rollins is the daughter of R. Randall Rollins and niece of Gary W. Rollins.
(5)	See information contained in footnote (2) to the table appearing in the Stock Ownership of Certain Beneficial Owners and Management section.
(6)	Includes 1,135 shares held in a wholly owned corporation and 3,415** shares held by his wife.
(7)	See information contained in footnote (3) to the table appearing in Stock Ownership of Certain Beneficial Owners and Management section.
(8)	Includes 5,722,005 shares of Company common stock held by charitable trust of which she is co-trustee.
*	Less than 1% of outstanding shares.
**	Mr. Henry B. Tippie disclaims any beneficial interest in these holdings.
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The following information is furnished as of February 28, 2019 for each of our directors and each of the nominees:

Key Attributes, Experience and Skills of Directors and Director Nominees

R. Randall Rollins, 87, was elected a Director of Rollins, Inc. in 1968. Mr. Rollins has extensive knowledge of the Company’s business and industry serving over 70 years at the Company. Mr. Rollins serves as Chairman of the Board of the Company. He has held the position of Chairman of the Board since October 1991. He is also Chairman of the Board for Marine Products Corporation as well as RPC, Inc. Mr. Rollins has been a Director of Dover Motorsports, Inc. since 1996 and a Director of Dover Downs Gaming & Entertainment, Inc. since 2002. Mr. Rollins served as a Director of SunTrust Banks, Inc. from 1995 to April 20, 2004.

Gary W. Rollins, 74, was elected a Director of Rollins, Inc. in 1981. Mr. Rollins has extensive knowledge of the Company’s business and industry serving over 51 years at the Company. He serves as Vice Chairman of the Company. In addition, Mr. Rollins is the Chief Executive Officer of the Company. Mr. Rollins has served as a Director of Marine Products Corporation since 2001 and a Director of RPC, Inc. since 1984. From 2005 until 2017, Mr. Rollins served as a Director of Genuine Parts Company.

Henry B. Tippie, 92, was elected a Director of Rollins, Inc. in 1974. He had previously been a director from 1960 until 1970. Mr. Tippie brings extensive financial and management experience to our Board of Directors serving as not only Controller but also Chief Financial Officer from 1953 until November 1970. Mr. Tippie has over 68 years of experience, including being involved with publicly owned companies during the past 58 years in various positions including founder, CFO, CEO, President, Vice Chairman and Chairman of the Board as the case might be. He is currently Chairman of the Board for Dover Downs Gaming & Entertainment, Inc. as well as Dover Motorsports, Inc. and additionally also a Director for Marine Products Corporation and RPC, Inc.

James B. Williams, 85, was elected a Director of Rollins, Inc. in 1978. Mr. Williams brings extensive financial and management experience to our Board of Directors and has served over 40 years as a Director. He retired in March 1998 as Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company. He is a Director of Marine Products Corporation and RPC, Inc. Mr. Williams currently serves as Chair Emeritus of the Woodruff Foundation, the Ichauway Foundation and the Woodruff Fund, Inc. Mr. Williams was previously a director of The Coca-Cola Company.

Bill J. Dismuke, 82, was elected a Director of Rollins, Inc. in 1984. Mr. Dismuke brings extensive financial, management and manufacturing experience to our Board of Directors serving as Senior Vice President of Rollins, Inc. for five years from 1979 until 1984. He retired as President of Edwards Baking Company in 1995. Mr. Dismuke has served as a Director of RPC, Inc. and Marine Products Corporation since January 2005.

Thomas J. Lawley, MD, 72, was elected a Director of Rollins, Inc. in 2006. Dr. Lawley brings extensive medical and management experience in the healthcare industry to the Board of Directors. He served as Dean of Emory University School of Medicine from 1996 to 2013. He has served on many boards and committees; including the National Institutes of Health study sections, the National Institute of Allergy and Infectious Diseases Council, the Grady Health System, and the Association of American Medical Colleges. Dr. Lawley has been president of the Emory Medical Care Foundation, Emory’s physician practice plan at Grady Hospital, and was on the board of the Emory Children’s Center. He also has served on the boards of directors of the Emory Clinic and Emory Healthcare. Dr. Lawley is currently a Professor of Dermatology at Emory University. In the past year, Thomas J. Lawley, M.D. was appointed to the Board of Trustees for the Woodruff Foundation, the Ichauway Foundation and the Woodruff Fund, Inc.

John F. Wilson, 61, was elected a Director of Rollins, Inc. in 2013. He serves as President and Chief Operating Officer of the Company. He previously served as President of Orkin USA and as a Vice President of the Company. Mr. Wilson joined the Company in 1996 and has held various positions of increasing responsibility, including sales inspector, branch manager, Central Commercial region manager, Atlantic Division vice president, and president of the Southeast Division.

Pamela R. Rollins, 62, was elected a Director of Rollins, Inc. in 2015. She holds a B.A. Degree from Stephens College with a major in Family Community Studies. Ms. Rollins is a Trustee of Young Harris College and The O. Wayne Rollins Foundation, a Trustee Emeritus of The Schenck School, a Board Member of The National Monuments Foundation and a former Board Member of The Lovett School. Ms. Rollins has served as a Director of RPC, Inc. since 2019 and Marine Products Corporation since 2017.

Our Board of Directors recommends a vote FOR the Class III nominees above.

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PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. During fiscal 2018, Grant Thornton LLP served as the Company’s independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to attend the annual meeting and will have the opportunity to respond to appropriate questions and, if they desire, to make a statement.

Although the Company is not required to seek ratification of this appointment, the Audit Committee and the Board of Directors believes that it is appropriate to do so. If stockholders do not ratify the appointment of Grant Thornton LLP, the current appointment will stand, but the Audit Committee will consider the stockholder action in determining whether to retain Grant Thornton LLP as the Company’s independent registered public accounting firm for future fiscal years.

Our Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year.

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PROPOSAL 3:

PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

The stockholders will be asked to vote on the approval of an amendment (“Amendment”) to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) whereby the authorized capital stock of the Company would be increased from 375,500,000 to 550,500,000 shares. Authorized shares of common stock would be increased from 375,000,000 to 550,000,000 and authorized shares of preferred stock would remain 500,000. There are currently no shares of preferred stock outstanding. The Amendment pertains only to the first paragraph of Article Fourth of the Certificate of Incorporation of the Company. As amended, such paragraph would be as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is five hundred fifty million five hundred thousand (550,500,000), consisting of five hundred fifty million (550,000,000) shares of Common Stock, par value one dollar ($1.00) per share (the “Common Stock”), and five hundred thousand (500,000) shares of Preferred Stock, no par value per share (the “Preferred Stock”).”

As of February 28, 2019, there were 327,530,857 shares of Common Stock outstanding and 47,469,143 shares of Common Stock available for issuance. The Company has 2,502,293 shares of Common Stock reserved for issuance under stock incentive plans.

The Board of Directors has unanimously approved the Amendment and believes the Amendment is necessary in order to meet the Company’s business needs and to take advantage of potential future corporate opportunities. At present, there are no plans to issue any authorized shares, other than those reserved under the Company’s stock incentive plans. When the Company does issue authorized shares, unless required by New York Stock Exchange rules and regulations or Delaware law, the Company will not need stockholder approval. Under the Company’s Certificate of Incorporation, holders of capital stock are not entitled to preemptive rights.

It is expected that members of the Board of Directors and executive officers, and their affiliates, who own of record approximately 57 percent of the voting securities of the Company, will vote “FOR” approval of the Amendment. Since the affirmative vote of a majority of the outstanding Common Stock is required in order to approve the Amendment, the vote “FOR” approval of the Amendment by the stockholders who are members of the Board of Directors or executive officers would assure such approval.

Our Board of Directors recommends a vote “FOR” approval of the Amendment.

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS’ COMMITTEES AND MEETINGS

Board Meetings and Compensation

The Board of Directors met five times during the year ended December 31, 2018. No director attended fewer than 75 percent of the Board meetings held during such director’s term of service and meetings of committees on which he/she served during 2018. In addition, the Company has from time to time formed a special committee for the purpose of evaluating and approving certain transactions in which other directors of the Company have an interest. During 2018, the Company had no such committee.

The Board of Directors has an Audit Committee, Compensation Committee, Diversity Committee, Executive Committee and a Nominating and Governance Committee.

Below is a summary of our committee structure and membership information.

Board of Directors	Audit Committee	Compensation Committee	Diversity Committee	Executive Committee	Nominating & Governance Committee
R. Randall Rollins[1]				Member
Henry B. Tippie[2]	Chair	Chair	Chair		Chair
James B. Williams[2]	Member	Member	Member		Member
Bill J. Dismuke[2]	Member
Gary W. Rollins[3]				Member
Thomas J. Lawley M.D.
John F. Wilson
Pamela R. Rollins

1.	Chairman of the Board of Directors
2.	Financial Expert
3.	Vice Chairman and Chief Executive Officer

Audit Committee

The Audit Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman), James B. Williams and Bill J. Dismuke, all of whom are independent as discussed below. Mr. Larry L. Prince, a long-time independent director of the Company, served on the Audit Committee until he passed away on March 5, 2019. The Audit Committee held five meetings during the fiscal year ended December 31, 2018, including a meeting to review the Company’s Form 10-K for the fiscal year ended December 31, 2017. The Board of Directors has determined that all of the members of the Audit Committee are independent as that term is defined by the rules of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). The Board of Directors has also determined that all of the Audit Committee members are “Audit Committee Financial Experts” as defined in the SEC rules. The Audit Committee meets with the Company’s independent registered public accounting firm, Director of Internal Audit, and Chief Financial Officer to review the scope and results of audits and recommendations made with respect to internal and external accounting controls, specific accounting, and financial reporting issues. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors, as it deems necessary to carry out its duties. The Audit Committee charter is available on the Company’s website at www.rollins.com, under the “Investor Relations – Corporate Governance” section.

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Compensation Committee

The Compensation Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman) and James B. Williams, each of whom is independent, as discussed previously. Mr. Larry L. Prince, a long-time independent director of the Company, served on the Compensation Committee until he passed away on March 5, 2019. It held three meetings during the fiscal year ended December 31, 2018. The function of the Compensation Committee is to set the base salary and cash based incentive compensation of all of the executive officers of the Company. The Compensation Committee also administers the Rollins, Inc. Employee Stock Incentive Plan. The Compensation Committee does not have a formal charter, and is not required to have one under the “controlled company” exemption under the NYSE rules, as described in the section titled “Director Independence and NYSE Requirements” below.

Diversity Committee

The Diversity Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman) and James B. Williams, each of whom is independent, as discussed previously. Mr. Larry L. Prince, a long-time independent director of the Company, served on the Diversity Committee until he passed away on March 5, 2019. It held one meeting during the fiscal year ended December 31, 2018. The function of the Diversity Committee is to monitor compliance with applicable non-discrimination laws.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman) and James B. Williams, each of whom is independent, as discussed previously. Mr. Larry L. Prince, a long-time independent director of the Company, served on the Nominating and Governance committee until he passed away on March 5, 2019. The Committee was formed in 2002 pursuant to a resolution passed by the Board of Directors for the following purposes:

•	to recommend to our Board of Directors nominees for director and to consider any nominations properly made by a stockholder;
•	upon request of our Board of Directors, to review and report to the Board with regard to matters of corporate governance; and
•	to make recommendations to our Board of Directors regarding the agenda for our annual stockholders’ meetings and with respect to appropriate action to be taken in response to any stockholder proposals.

The Nominating and Governance Committee held one meeting during the fiscal year ended December 31, 2018. We are not required by law or by New York Stock Exchange rules to have a nominating committee since we are a controlled corporation as described below under the heading “Director Independence and NYSE Requirements.” We established the Nominating and Corporate Governance Committee to promote responsible corporate governance practices and we currently intend to maintain the Committee going forward.

Director Nominations

Under Delaware law, there are no statutory criteria or qualifications for directors. The Board has prescribed no criteria or qualifications at this time. The Nominating and Governance Committee does not have a charter or a formal policy with regard to the consideration of director candidates. As such, there is no formal policy relative to diversity, although as noted below, it is one of many factors that the Nominating and Corporate Governance Committee has the discretion to factor into its decision-making. This discretion would extend to how the Committee might define diversity in a particular instance – whether in terms of background, viewpoint, experience, education, race, gender, national origin or other considerations. However, our Nominating and Corporate Governance Committee acts under the guidance of the corporate governance guidelines approved by the Board of Directors on January 27, 2004, as amended January 25, 2005, and posted on the Company’s website at www.rollins.com under the “Investor Relations – Corporate Governance” section. The Board believes that it should preserve maximum flexibility in order to select directors with sound judgment and other desirable qualities. According to the Company’s corporate governance guidelines, the Board of Directors will be responsible for selecting nominees for election to the Board of Directors. The Board delegates the screening process involved to the Nominating and Governance Committee. This Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of the then current make-up of the Board. This determination takes into account all factors, which the Committee considers appropriate, such as independence, experience, strength of character, mature judgment, technical skills, diversity, age, and the extent to which the individual would fill a present need on the Board. The Company’s by-laws provide that any stockholder entitled to vote for the election of directors may make nominations for the election of directors. Nominations must comply with an advance notice procedure which generally requires, with respect to nominations of directors for election at an annual meeting, that written notice be addressed to: Secretary, Rollins Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, and received not less than ninety nor more than 130 days prior to the anniversary of the prior year’s annual meeting and set forth, among other requirements set forth in detail in the Company’s by-laws, the name, age, business address and, if known, residence address of the nominee proposed in the notice, the principal occupation or employment of the nominee for the past five years, the nominee’s qualifications, the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings. Other requirements related to the notice are contained in the Company’s by-laws, and stockholders are advised to carefully review those requirements to ensure that nominations comply with the by-laws. The Committee will consider nominations from stockholders who satisfy these requirements.

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The Committee is responsible for screening the nominees that are selected by the Board of Directors for nomination to the Board and for service on committees of the Board. The Company has not received a recommendation for a director nominee from a shareholder. All of the nominees for directors being voted upon at the Annual Meeting to be held on April 23, 2019 are directors standing for re-election.

Board Leadership

Since July 2001, the Company has had separate persons serving as its Chairman of the Board and Chief Executive Officer. R. Randall Rollins is our Chairman and chairs our Board meetings. Gary W. Rollins is our Vice Chairman and Chief Executive Officer. John F. Wilson is our President and Chief Operating Officer. We believe that it represents the appropriate structure for us at this time; the Chairman of the Board provides general oversight and strategic planning for the Company while the Chief Executive Officer and President and Chief Operating Officer focus on optimizing operational efficiencies.

Risk Oversight by Board

Our Board’s oversight of risk has not been delegated to any Board Committee. “Risk” is an extremely broad concept that extends to multiple functional areas and crosses multiple disciplines. As such, risk may be addressed from time to time by the full Board or by one or more of our Committees. Senior management is responsible for identifying and managing material risks that we face while insurable risks and litigation risks are handled primarily by the risk management department. Senior management provides the Board with a summary of insurance coverage annually and updates as deemed necessary. Liquidity risk, credit risk and risks associated with our credit facilities and cash management are handled primarily by our finance department, which regularly provides a financial report to both the Audit Committee and to the full Board. Operational, business, regulatory and political risks are handled primarily by senior executive management, which regularly provides various operational reports to, among others, the full Board or to the Executive Committee.

Director Independence and NYSE Requirements

Controlled Company Exemption. We have elected to be treated as a “controlled company” as defined by New York Stock Exchange Section 303A.00. This Section provides that a controlled company need not comply with the requirements of Sections 303A.01, 303A.04 and 303A.05 of the New York Stock Exchange Listed Company Manual. Section 303A.01 requires that listed companies have a majority of independent directors. As a controlled company, this Section does not apply to us. Sections 303A.04 and 303A. 05 require that listed companies have a nominating and corporate governance committee and a compensation committee, in each case composed entirely of independent directors, and that each of these committees must have a charter that addresses both the committee’s purpose and responsibilities and the need for an annual performance evaluation by the committee. While we have a nominating and corporate governance committee and a compensation committee, we are not required to and do not comply with all of the provisions of Sections 303A.04 and 303A.05. We are a “controlled company” because a group that includes the Company’s Chairman, R. Randall Rollins and his brother, Gary W. Rollins, who is the Company’s Vice Chairman and Chief Executive Officer and certain companies under their control, possesses in excess of fifty percent of our voting power. This means that they have the ability to determine the outcome of the election of directors at our annual meetings and to determine the outcome of many significant corporate transactions, many of which only require the approval of a majority of our voting power. Such a concentration of voting power could also have the effect of delaying or preventing a third party from acquiring us at a premium.

The Company’s Audit Committee is composed of three “independent” directors as defined by the Company’s Corporate Governance Guidelines, the New York Stock Exchange rules, the Exchange Act and SEC rules and regulations promulgated thereunder, and the Company’s Audit Committee Charter. The Compensation, Diversity and Nominating and Corporate Governance Committees are also entirely composed of “independent” directors. The Board of Directors has also concluded that all of the members of the Audit Committee and Thomas J. Lawley, M.D. are “independent directors” under the Company’s Corporate Governance Guidelines and the New York Stock Exchange listing standards. Mr. Larry L. Prince, a long-time independent director of the Company, served as a member of the Board of Directors until he passed away on March 5, 2019.

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Independence Guidelines. Under New York Stock Exchange listing standards, to be considered independent, a director must be determined to have no material relationship with the Company other than as a director. The New York Stock Exchange standards set forth a nonexclusive list of relationships, which are conclusively deemed material.

The Company’s Independence Guidelines (Appendix A to the Company’s Corporate Governance Guidelines) are posted on the Company’s website at www.rollins.com under the “Investor Relations – Corporate Governance” section and include categorical standards for determining independence in specified situations.

Audit Committee Charter. Under the Company’s Audit Committee Charter, in accordance with New York Stock Exchange listing requirements and the Exchange Act, all members of the Audit Committee must be independent of management and the Company. A member of the Audit Committee is considered independent as long as he or she (i) does not accept any consulting, advisory, or compensatory fee from the Company, other than as a director or committee member; (ii) is not an affiliated person of the Company or its subsidiaries; and (iii) otherwise meets the independence requirements of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Nonmaterial Relationships. After reviewing all of the relationships between the members of the Audit Committee, and Thomas J. Lawley, M.D., on the one hand, and the Company, on the other hand, the Board of Directors determined that all of the relationships fell within the categorical standards for independence set forth in the Independence Guidelines except as follows:

1.	Mr. Tippie was employed by the Company from 1953 to 1970, and held several offices with the Company during that time, including as Executive Vice President – Finance, Secretary, Treasurer and Chief Financial Officer.
2.	Mr. Tippie is Chairman of the Board of Directors of Dover Motorsports, Inc. and Dover Downs Gaming and Entertainment, Inc. R. Randall Rollins is also a director of these companies.
3.	Mr. Tippie is a co-trustee of The O. Wayne Rollins Foundation and of the Rollins Children’s Trust. O. Wayne Rollins is the father of R. Randall Rollins and Gary W. Rollins. The beneficiaries of the Rollins Children’s Trust include the immediate family members of R. Randall Rollins and Gary W. Rollins.
4.	Mr. Dismuke was employed by the company from 1979 to 1984, and held several offices with the Company during that time, including Senior Vice President.
5.	Each of Messrs. Dismuke, Tippie and Williams also serve on the Boards of RPC, Inc. and Marine Products Corporation. Ms. Pamela R. Rollins serves on the Board of RPC, Inc. and Marine Products Corporation. Messrs. Gary and Randall Rollins are directors of RPC, Inc. and Marine Products Corporation, and have voting control over these companies. These companies are held by a control group of which Messrs. Randall and Gary Rollins are a part. Mr. Randall Rollins is an executive officer of Marine Products Corporation. Ms. Pamela R. Rollins was employed by the Company in various roles from 1997-2008.
6.	Thomas J. Lawley, M.D. was the Dean of the Emory University School of Medicine from 1996 to 2013. Various charitable contributions have been made by the O. Wayne Rollins Foundation and the Company to Emory University in the past, including charitable contributions made by the Foundation to the Emory University School of Medicine and to the Emory University School of Public Health. Gary Rollins is Director Emeritus of Emory University.
7.	Mr. James B. Williams is the Chair Emeritus of the Woodruff Foundation, the Ichauway Foundation and the Woodruff Fund, Inc. Mr. R. Randall Rollins serves on the Woodruff Fund board and Dr. Lawley is on the Board of Trustees of all three boards.

As required by the Independence Guidelines, the Board of Directors unanimously concluded that the above listed relationships would not affect the independent judgment of the independent directors, based on their experience, character and independent means, and therefore do not preclude an independence determination. All of the members of the Audit Committee are also independent under the heightened standards required for Audit Committee members.

The Company’s non-management directors meet at regularly scheduled executive sessions without management. In accordance with the NYSE corporate governance listing standards, Mr. Henry B. Tippie was elected by the Board of Directors as the Lead Director and presides during these executive sessions.

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Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to formalize and promote better understanding of our policies and procedures. At least annually, the Board reviews these guidelines. A copy of our current Corporate Governance Guidelines may be found at our website (www.rollins.com) under the heading “Investor Relations – Corporate Governance.” As required by the rules of the New York Stock Exchange, our Corporate Governance Guidelines require that our non-management directors meet in at least two regularly scheduled sessions per year without management.

At the Company’s website (www.rollins.com), under the heading “Investor Relations – Corporate Governance,” you may access a copy of our Corporate Governance Guidelines, our Audit Committee Charter, our Code of Business Conduct, our Code of Business Conduct and Ethics for Directors and Executive Officers and Related Party Transactions policy, and our Independence Guidelines.

Code of Business Conduct

The Company has adopted a Code of Business Conduct applicable to all directors, officers and employees generally, as well as a supplemental Code of Business Conduct and Ethics for Directors and Executive Officers and Related Party Transactions policy applicable to the directors and the principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions for the Company. Both codes are available on the Company’s website at www.rollins.com under the “Investor Relations – Corporate Governance” section.

Director Communications

The Company also has a process for interested parties, including stockholders, to send communications to the Board of Directors, Lead Director, any of the Board Committees or the non-management directors as a group. Such communications should be addressed as follows:

Mr. Henry B. Tippie c/o
Internal Audit Department
Rollins, Inc.
2170 Piedmont Road, N.E. Atlanta,
Georgia 30324

The above instructions for communications with the directors are also posted on our website at www.rollins.com under the “Investor Relations – Corporate Governance” section. All communications received from interested parties are forwarded to the Board of Directors. Any communication addressed solely to the Lead Director or the non-management directors will be forwarded directly to the appropriate addressee(s).

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COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Neither of the directors named on pages 6 and 7 who serve on the Company’s Compensation Committee are currently employees of the Company. Mr. Tippie was employed by the Company from 1953 to 1970, and held several offices with the Company during that time, including as Executive Vice President – Finance, Secretary, Treasurer and Chief Financial Officer.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our directors for services rendered as a director for the year ended December 31, 2018. Three of our directors, Messrs. R. Randall Rollins, Gary W. Rollins and John F. Wilson are our employees. The compensation for Messrs. R. Randall Rollins, Gary W. Rollins and John F. Wilson are set forth in the Summary Compensation Table under Executive Compensation. Messrs. Larry L Prince, James B. Williams and Thomas J. Lawley, M.D. have never been employed by the Company or paid a salary or bonus by the Company, have never been granted any options or other stock-based awards, and do not participate in any Company sponsored retirement plans. Mr. Henry B. Tippie has not been employed by the Company or paid a salary or bonus by the Company, has not been granted any options or other stock- based awards, and has not participated in any Company sponsored retirement plans since his employment with the Company ceased in 1970. Mr. Bill J. Dismuke has not been employed by the Company or paid a salary or bonus by the Company, has not been granted any options or other stock-based awards, and has not participated in any Company sponsored retirement plans since his employment with the Company ceased in 1984. Ms. Pamela R. Rollins has not been employed by the Company or paid a salary or bonus by the Company, has not been granted any options or other stock-based awards, and has not participated in any Company sponsored retirement plans since her employment with the Company ceased in 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Henry B. Tippie	136,000	—	—	136,000
Larry L. Prince(1)	84,000	—	—	84,000
James B. Williams	84,000	—	—	84,000
Bill J. Dismuke	75,000	—	—	75,000
Thomas J. Lawley, M.D.	62,500	—	—	62,500
Pamela R. Rollins	62,500	—	—	62,500

(1)	Mr. Larry L. Prince, a long-time director of the Company served as a member of our Board of Directors until he passed away on March 5, 2019.

Directors that are our employees do not receive any additional compensation for services rendered as a director.

Under the previous compensation arrangements effective as of January 1, 2018, non-management directors each received an annual retainer fee of $50,000. This retainer fee was increased to $60,000 effective January 1, 2019. In addition, the Chairman of the Audit Committee receives an annual retainer of $20,000, the Chairman of the Compensation Committee receives an annual retainer of $10,000 and the Chairman of each of the Corporate Governance/Nominating Committee and Diversity Committee receives an annual retainer of $6,000. A director that chairs more than one committee receives a retainer with respect to each Committee he chairs. All of the retainers are paid on a quarterly basis. Current per meeting fees for non-management directors are as follows:

•	For meetings of the Board of Directors, $2,500.
•	For meetings of the Compensation Committee, $2,000.
•	For meetings of the Corporate Governance/Nominating Committee and Diversity Committee, $1,500.
•	For meetings of the Audit Committee in person and telephonic, $2,500.
•	In addition, the Chairman of the Audit Committee receives an additional $2,500 for preparing to conduct each quarterly Board and Board committee meeting.
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All non-management directors are also entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Report of the Audit Committee shall not be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, that is the responsibility of management.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2018, the Audit Committee:

•	Approved the terms of engagement of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2018;
•	Reviewed with management the interim financial information included in the Forms 10-Q prior to their being filed with the SEC. In addition, the Committee reviewed all earnings releases with management and the Company’s independent registered public accounting firm prior to their release;
•	Reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company as of December 31, 2018 and 2017 and for the three years ended December 31, 2018;
•	Reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm, management’s assessment that the Company maintained effective control over financial reporting as of December 31, 2018;
•	Discussed with the Company’s independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board; and
•	Received from the Company’s independent registered public accounting firm the written disclosures and the letter in accordance with the requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Committee concerning independence, and discussed with such firm its independence from the Company.

Based upon the review and discussions referred to previously, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company and subsidiaries as of December 31, 2018 and 2017 and for the three years ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”) for filing with the SEC.

In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the Board of Directors.

Henry B. Tippie, Chairman

James B. Williams

Bill J. Dismuke

Larry L. Prince(1)

(1)	Mr. Larry L. Prince, a long-time director of the Company served on the Audit Committee until he passed away on March 5, 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

During the fiscal year ended December 31, 2018, the members of our Compensation Committee held primary responsibility for determining executive compensation levels. The Committee is composed of three of our non-management directors who do not participate in the Company’s compensation plans. The Committee determines the compensation and administers the performance-based cash compensation plan for our executive officers. In addition, the Committee also administers our stock incentive plan for all the employees.

The members of our Compensation Committee have extensive and varied experience with various public and private corporations as investors and stockholders, as senior executives, and as directors charged with the oversight of management and the setting of executive compensation levels. Henry B. Tippie, the Chairman of the Compensation Committee, has served on the board of directors of twelve different publicly traded companies and has been involved in setting executive compensation levels at all of these companies. Mr. James B. Williams has served on the board of directors of several different publicly traded companies and has similarly been involved in setting executive compensation levels at many of these companies. Mr. James B. Williams has served on the board of directors of several different publicly traded companies and has similarly been involved in setting executive compensation levels at many of these companies. Mr. Larry L. Prince, who passed away on March 5, 2019, also had similar experience in setting executive compensation levels for publicly traded companies.

The Compensation Committee has authority to engage attorneys, accountants and consultants, including executive compensation consultants, to solicit input from management concerning compensation matters, and to delegate any of its responsibilities to one or more directors or members of management where it deems such delegation appropriate and permitted under applicable law. The Committee has not used the services of any compensation consultants in determining or recommending the amount or form of executive compensation.

The Compensation Committee believes that determinations relative to executive compensation levels are best left to the discretion of the Committee. In addition to the extensive experience and expertise of the Committee’s members and their familiarity with the Company’s performance and the performance of our executive officers, the Committee is able to draw on the experience of other directors and on various legal and accounting executives employed by the Company, and the Committee has access to the wealth of readily available public information relative to structuring executive compensation programs and setting appropriate compensation levels. The Committee also believes that the structure of our executive compensation programs should not become overly complicated or difficult to understand. The Committee solicits input from Gary W. Rollins, our Chief Executive Officer, with respect to the performance of our executive officers and their compensation levels.

The Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay proposal”) every three years. At the Company’s annual meeting of shareholders held in April 2017, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms the shareholders’ support of the Company’s approach to executive compensation. The shareholders voted to hold a say-on-pay advisory vote on executive compensation every three years, and the Board resolved to accept the shareholders’ recommendation. As a result, the advisory vote on executive compensation will be held again at the 2020 Annual Meeting. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

General Compensation Objectives and Guidelines

The Company is engaged in a highly competitive industry. The success of the Company depends on our ability to attract and retain highly qualified and motivated executives. In order to accomplish this objective, we have endeavored to structure our executive compensation in a fashion that gives our Compensation Committee the flexibility to take into account our operating performance and the individual performance of the executive.

The Compensation Committee endorses the philosophy that executive compensation should reflect Company performance and the contribution of executive officers to that performance. The Company’s compensation policy is designed to achieve three fundamental objectives: (i) attract and retain qualified executives, (ii) motivate performance to achieve Company objectives, and (iii) align the interests of our executives with the long-term interests of the Company’s stockholders.

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The Committee recognizes that there are many intangibles involved in evaluating performance and in motivating performance, and that determining an appropriate compensation level is a highly subjective endeavor. The analysis of the Committee is not based upon a structured formula and the objectives referred to above are not weighted in any formal manner.

Pursuant to our compensation philosophy, the total annual compensation of our executive officers is primarily made up of one or more of three elements. The three elements are salary, annual performance-based incentive compensation and grants of stock-based awards such as restricted stock. In addition, the Company provides retirement compensation plans, group welfare benefits and certain perquisites.

We believe a competitive base salary is important to attract, retain and motivate top executives. We believe annual performance-based incentive compensation is valuable in recognizing and rewarding individual achievement. Finally, we believe equity-based compensation makes executives “think like owners” and, therefore, aligns their interests with those of our stockholders.

Effective November 1, 2006, we adopted formal Stock Ownership Guidelines for our executive officers and note that our executive officers are significant stockholders of the Company, as disclosed elsewhere in this Proxy Statement. The purpose of these Guidelines is to align the interests of executives with the interests of stockholders and further promote our longstanding commitment to sound corporate governance.

The Committee is mindful of the stock ownership of our directors and executive officers, but does not believe that it is appropriate to provide a mechanism or formula to take stock ownership (or gains from prior option or stock awards) into account when setting compensation levels. As do many public companies, we have historically provided in our insider trading policies that directors and executive officers may not sell Company securities short and may not sell puts, calls or other derivative securities tied to our Common Stock.

As a result of the Tax Cuts and Jobs Act, starting with compensation payable in 2018, Section 162(m) of the Internal Revenue Code will limit us from deducting compensation, including performance-based compensation, in excess of $1,000,000 paid to our executive officers. The only exception to this rule is for compensation (including performance-based compensation) that is paid pursuant to a binding contract in effect on November 2, 2017, that would otherwise have been deductible under the prior Section 162(m) rules. Going forward, the Compensation Committee will, as before, retain full discretion to award compensation packages that best attract, retain and reward successful executive officers. Therefore, the Compensation Committee anticipates that it will award compensation that is not fully deductible under Section 162(m).

Our executive bonus agreements contain a provision that provides that, among other things, if any bonus amount is paid as a result of misrepresented or inaccurate performance, the Company may require repayment of some or all of the excess bonus paid, subject to applicable laws. This recoupment policy reflects the Company’s high ethical standards and strict compliance with accounting and other regulations applicable to public companies. As all incentives and awards remain within the discretion of the Compensation Committee, the Committee also retains the ability to take any restatements or adjustments into account in subsequent years. In addition, the Sarbanes-Oxley Act requires in the case of accounting restatements that result from material non-compliance with SEC financial reporting requirements, that the Chief Executive Officer and Chief Financial Officer must disgorge bonuses and other incentive-based compensation and profits on stock sales received during the 12 months following publication of the misstated financials, if the non-compliance results from misconduct.

Salary

The salary of each executive officer is determined by the Compensation Committee. In making its determinations, the Committee gives consideration to our operating performance for the prior fiscal year and the individual executive’s performance. The Committee solicits input from our Chief Executive Officer with respect to the performance of our executive officers and their compensation levels. Effective January 1, 2018, the following adjustments were made to the base salaries of our executive officers: Gary W. Rollins, Vice Chairman and Chief Executive Officer: $1,000,000 (no change from 2017); Paul E. Northen, Senior Vice President, Chief Financial Officer and Treasurer: $500,000 ($50,000 increase from 2017); R. Randall Rollins, Chairman of the Board: $900,000 (no change from 2017); John F. Wilson, President and Chief Operating Officer: $775,000 ($75,000 increase from 2017); and Thomas E. Luczynski, Corporate Secretary: $300,000 ($20,000 increase from 2017). Effective January 1, 2019, the following adjustments were made to the base salaries of our executive officers: Gary W. Rollins, Vice Chairman and Chief Executive Officer: $1,100,000 ($100,000 increase from 2018); Paul E. Northen, Senior Vice President, Chief Financial Officer and Treasurer: $535,000 ($35,000 increase from 2018); R. Randall Rollins, Chairman of the Board: $1,000,000 ($100,000 increase from 2018); John F. Wilson, President and Chief Operating Officer: $830,000 ($55,000 increase from 2018); and Elizabeth Chandler B., Vice President, General Counsel and Corporate Secretary: $380,000 ($25,000 increase from 2018).

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Performance-Based Plan

On January 23, 2018, the Compensation Committee approved the terms of the Company’s Performance Based Incentive Cash Compensation Plan for Executive Officers (the “2018 Cash Incentive Plan”). Under the 2018 Cash Incentive Plan, executive officers have an opportunity to earn bonuses of up to 115 percent of their annual salaries, or a maximum dollar amount of $1,150,000 per individual per year, upon achievement of bonus performance goals, which shall be Rollins, Inc.’s achievement of pre-established performance goals in one or more of the following three targeted financial measures: revenue to plan, pre-tax profit plan achievement or key operating initiatives. The bonus performance goals for 2018 were pre-established by the Compensation Committee and approved by the Compensation Committee for all executive officers. For 2018, these performance goals were measured by obtaining specific levels of the following: revenue to plan, pre-tax profit plan achievement, and key operating initiatives. The Compensation Committee has set a maximum award of 115% of base salaries for fiscal year 2018 for Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson. Messrs. Paul E. Northen has a maximum award potential of 65.4% and Ms. Elizabeth B. Chandler has a maximum award potential of 40% of their base salaries for 2018. Awards earned under the 2018 Cash Incentive Plan were accrued in 2018 and paid in 2019.

For the Company revenue to plan performance goal, Messrs. R. Randall Rollins and Gary W. Rollins were eligible to earn bonuses of between 0 and 40 percent of their respective annual salary. Mr. John F. Wilson was eligible to earn a bonus between 0 percent and 30 percent of his annual salary and Mr. Paul E Northen was eligible to earn a bonus of between 0 percent and 18 percent of his annual salary. The minimum achievement of revenue to plan for these persons to be eligible to earn a bonus under this element of the Cash Incentive Plan for 2018 was 95 percent. This performance goal for the plan in 2018 was a 6.3% increase in revenue. Because the actual increase in Company revenue to plan in 2018 was 100.4 percent, this resulted in bonuses of 40 percent of salary for Messrs. R. Randall Rollins and Gary W. Rollins, 30 percent of salary for Messrs. John F. Wilson and 18 percent of salary for Paul E. Northen.

For the Company pre-tax profit to plan performance goal, Messrs. R. Randall Rollins, Gary W. Rollins and John F. Wilson were eligible to earn bonuses of between 0 and 60 percent of their respective annual base salary. Mr. Paul E. Northen was eligible to receive a bonus of between 0 and 36 percent of his annual salary. Ms. Elizabeth B. Chandler was eligible to receive a bonus of between 0 and 24 percent of her annual salary. The minimum growth in the Company’s pre-tax profit for 2018 to the corresponding amount in 2017 to be eligible for a bonus was 95 percent and the Company’s 2018 performance resulted in an actual achievement in pre-tax profit to plan of 97.9 percent. This resulted in bonuses of 51 percent of salary for each of Messrs. R. Randall Rollins, Gary W. Rollins and John F. Wilson, 30.6 percent of salary for Mr. Paul E. Northen and 20.4 percent of salary for Ms. Elizabeth B. Chandler.

Messrs. John F. Wilson and Paul E. Northen, and Ms. Elizabeth B. Chandler also participate in an individual Key Operating Initiative. Under this element, the participants may receive a bonus of their respective annual salary for achievement of the initiatives tied to Customer Service Index for Mr. John F. Wilson, Trade Receivables for Mr. Paul E. Northen and three individual legal department goals for Ms. Elizabeth Chandler. Mr. John F. Wilson was eligible to earn between 0 and 10 percent for improvement in Customer Service Index, Mr. Paul E. Northen was eligible to earn between 0 and 6 percent for improvement in Trade Receivables and Ms. Elizabeth Chandler was eligible to earn between 0 and 16 percent for the three individual legal department goals. The Company’s performance in 2017 resulted in 2.5% percent payout for Customer Service Index and a 0 percent payout for Trade Receivables and 15% percent payout on the three individual legal department goals.

The amount of bonuses under each performance component of the Company’s Cash Incentive Plan is determined based upon straight-line interpolation of the applicable formula for each such component without the use of discretion. In addition to any bonuses earned under the Cash Incentive Plan, the Compensation Committee has the authority to award discretionary bonuses. No discretionary bonuses were awarded for 2018.

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Equity-Based Awards

All share, per share and market price data herein have been adjusted for the three-for-two stock split to stockholders of record on November 9, 2018, payable on December 10, 2018.

At the annual meeting of stockholders held on April 24, 2018, the stockholders approved the terms of the Company’s 2018 Stock Incentive Plan (the “Stock Incentive Plan”) Under the Stock Incentive Plan, the Compensation Committee has the authority to grant directors, officers and other key employees who are responsible for or contribute to the growth and/or profitability of the business of the Company restricted stock and other equity compensation. Pursuant to the terms of the Stock Incentive Plan, the Compensation Committee may grant stock options, stock appreciation rights and any other type of award valued by reference to (or otherwise based on) Shares, including, without limitation, restricted stock, restricted stock units, performance accelerated restricted stock, performance stock and performance units, not to exceed a maximum of 100,000 Shares during any fiscal year for any one individual.

Our Stock Incentive Plan allows for a wide variety of stock-based awards such as stock options and restricted stock awards. In recent years, we have awarded time-lapse restricted stock in lieu of granting stock options. The terms and conditions of these awards are described in more detail below.

Awards under the Company’s Stock Incentive Plan are purely discretionary, are not based upon any specific formula and may or may not be granted in any given fiscal year. For the past three years, we have granted time-lapse restricted stock to various employees, including our executive officers, in early January during our regularly scheduled meeting of the Compensation Committee during which the Committee reviews executive compensation. Consistent with this practice, we granted time-lapse restricted stock awards to our executive officers in January 2017, 2018 and 2019 as follows:

Name	2017	2018	2019
Gary W. Rollins	94,500	87,000	68,500
R. Randall Rollins	85,500	78,000	61,500
Paul E. Northen	22,500	22,500	17,700
John F. Wilson	45,000	45,000	35,400
Elizabeth B. Chandler	—	—	8,000

The amount of the aggregate stock-based awards to our executive officers in any given year is influenced by the Company’s overall performance. The amount of each grant to our executive officers is influenced in part by the Committee’s subjective assessment of each individual’s respective contributions to achievement of the Company’s long-term goals and objectives. In evaluating individual performance for these purposes, the Committee considers the overall contributions of executive management as a group and the Committee’s subjective assessment of each individual’s relative contribution to that performance rather than specific aspects of each individual’s performance over a short-term period. It is our expectation to continue yearly grants of restricted stock awards to selected executives although we reserve the right to modify or discontinue this or any of our other compensation practices at any time.

To date, all of our time-lapse restricted stock awards have had the same features. The shares vest one-fifth per year beginning on the second anniversary of the grant date. Time-lapse restricted shares have full voting and dividend rights. However, until the shares vest, they cannot be sold, transferred or pledged. Should the executive leave our employment for any reason prior to the vesting dates (other than due to death or disability), the unvested shares will be forfeited. In the event of a “change in control” as determined by the Board of Directors, all unvested restricted shares shall vest immediately.

Grants are made under our Stock Incentive Plan and the plan is administered pursuant to Rule 16b-3 of the Exchange Act. When considering the grant of stock-based awards, the Committee considers the overall performance and the performance of individual employees.

Employment Agreements

There are no agreements or understandings between the Company and any executive officer that guarantee continued employment or guarantee any level of severance or compensation, including incentive or bonus payments.

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Retirement Plans

The Company maintains a defined benefit plan (Rollins, Inc. Retirement Income Plan) for employees hired prior to January 1, 2002, a non-qualified retirement plan (Rollins, Inc. Deferred Compensation Plan) for our executives and highly compensated employees, and a Rollins 401(k) Savings Plan for the benefit of all of our eligible employees.

The Company froze the Rollins, Inc. Retirement Income Plan effective June 30, 2005 and has initiated the process to transition the administration of its Pension Plan to an Insurance provider. The Company anticipates that the transition will take approximately 6-9 months from December 31, 2018. The Company’s Pension Plan is currently more than 100% funded. The Rollins, Inc. Deferred Compensation Plan also provides other benefits as described below under “Nonqualified Deferred Compensation” on page 28.

Other Compensation

Other compensation to our executive officers includes group welfare benefits including group medical, dental and vision coverage, and group life insurance. The Company provides certain perquisites to its executive officers, which are described below under “Executive Compensation.” The Company requires that its Chairman and Vice Chairman and Chief Executive Officer use Company or other private aircraft for air travel whenever practicable for security reasons.

The following Compensation Committee Report shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the above Compensation Discussion and Analysis with management.

Based upon this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Henry B. Tippie, Chairman

James B. Williams

Larry L. Prince(1)

(1)	Mr. Larry L. Prince, a long-time director of the Company served on the Compensation Committee until he passed away on March 5, 2019.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based on our review of the copies of such forms, we believe that during fiscal year ended December 31, 2018, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were timely satisfied. Each of these transactions were exempt from Section 16(b) of the Exchange Act by reason of Rule 16(b)(3).

EXECUTIVE COMPENSATION

Shown below is information concerning the annual compensation for the fiscal years ended December 31, 2018, 2017, and 2016 of those persons who were employed during December 31, 2018 as:

•	our Principal Executive Officer and Principal Financial Officer; and
•	our three other most highly compensated executive officers as of December 31, 2018 whose total annual salary exceeded $100,000.
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SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Cash Bonus ($)	Stock Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)
Gary W. Rollins	2018	1,000,000	—	2,777,040	910,000	—	185,035	4,872,075
Chief Executive Officer	2017	1,000,000	—	2,134,440	1,000,000	10,544	182,281	4,327,265
	2016	1,000,000	—	1.666.350	951,733	7,107	222,427	3,847,617
Paul E. Northen	2018	500,000	—	718,200	243,000	—	34,767	1,495,967
Chief Financial Officer	2017	450,000	—	508,200	243,000	—	25,234	1,226,434
	2016	400,000	—	330,625	213,511	—	23,287	967,423
R. Randall Rollins	2018	900,000	—	2,489,760	819,000	—	85,960	4,294,720
Chairman of the Board	2017	900,000	—	1,931,160	900,000	10,544	77,920	3,819,624
	2016	900,000	—	1,507,650	856,587	7,107	83,181	3,354,525
John F. Wilson	2018	775,000	—	1,436,400	647,125	—	20,534	2,879,059
President and Chief	2017	700,000	—	1,016,400	630,000	277,737	25,815	2,649,952
Operating Officer	2016	650,000	—	793,500	618,720	120,088	19,169	2,201,477
Elizabeth B. Chandler (6)	2018	355,000	—	287,280	125,670	—	28,502	796,452
Corporate Secretary

(1)	John F. Wilson deferred $210,317 in salary and bonus compensation in 2018 related to his 2017 salary and bonus compensation that was paid in 2018 and deferred $145,641, and $120,000 in salary and bonus compensation related to 2016 and 2015, respectively that was paid in 2017 and 2016.
(2)	These amounts represent the aggregate grant date fair value of restricted Common Stock awarded under our Stock Incentive Plan during the fiscal years 2018, 2017 and 2016, respectively, in accordance with FASB ASC Topic 718. Please refer to Note 17 to our consolidated financial statements contained in our 2018 Form 10-K for the period ending December 31, 2018 for a discussion of the assumptions used in these computations. When calculating the amounts shown in this table, we have disregarded all estimates of forfeitures. Our 2018 Form 10-K has been included in our Annual Report and provided to our stockholders.
(3)	Bonuses under the performance-based incentive cash compensation plan are accrued in the fiscal year earned and paid in the following fiscal year.
(4)	Pension values decreased as followed: In 2018, Gary W. Rollins (2,802), R. Randall Rollins ($2,802), and John F. Wilson ($67,401), 2017, R. Randall Rollins ($23,901), in 2016, R. Randall Rollins ($33,699), John F. Wilson ($7,161) in 2016.
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(5)	All other compensation includes the following items for:

Mr. Gary W. Rollins:	$12,375 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; $93,840 of incremental costs to the Company for personal use of the Company’s airplane (calculated based on the actual variable costs to the Company for such usage); auto allowance and related vehicle expenses; incremental costs to the Company for use of the Company’s executive dining room; and use of Company storage space.

Mr. Paul E. Northen:	$12,375 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; auto allowance and related vehicle expenses; and incremental cost to the Company for use of the Company’s executive dining room.

Mr. R. Randall Rollins:	$12,375 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; auto allowance and related vehicle expenses; incremental costs to the Company for use of the Company’s executive dining room; and use of Company storage space.

Mr. John F. Wilson:	$12,375 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; auto allowance and related vehicle expenses; and incremental cost to the Company for use of the Company’s executive dining room.

Ms. Elizabeth B. Chandler:	$12,017 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; and auto allowance and related vehicle expenses.

(6)	Ms. Elizabeth B. Chandler was named Corporate Secretary effective January 1, 2018.

Pay Ratio Disclosure

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Gary W. Rollins. The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization. The Company believes its compensation philosophy and process yield an equitable result.

Median Employee annual total compensation for 2018	$111,960
Mr. Gary W. Rollins (“PEO”) annual total compensation for 2018	$4,872,075
Ratio of PEO to Median Employee Compensation for 2018	43.5:1

In determining the median employee, a listing was prepared of all employees as of October 31, 2017, including full-time, part-time, and seasonal or temporary workers employed by the Company or its consolidated subsidiaries, but excluding the PEO, since there has been no significant change to its employee population or employee compensation arrangements that would significantly impact the pay ratio disclosure. As permitted by SEC rules, under the 5% “de minimus” exception, we excluded employees from our foreign subsidiaries in Australia, United Kingdom, and Singapore, which combined were less than 5% of our total employees. Employees on leave of absence were excluded and wages and salaries were annualized for those employees that were not employed for the full year of 2017. The median employee was selected from the annualized list. For simplicity, the value of the Company’s 401(k) plan and medical benefits provided was excluded as all employees, including the PEO, are offered the exact same benefits and the Company utilizes the Internal Revenue Service safe harbor provision for 401(k) discrimination testing. As of December 31, 2018, the Company employed 13,734 persons of whom 437 were employed in Australia, the United Kingdom, and Singapore.

The pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio disclosure may not be comparable to the pay ratios reported by other companies.

GRANTS OF PLAN-BASED AWARDS IN 2018

The shares of Common Stock disclosed in the table below represent grants of restricted Common Stock under our Stock Incentive Plan awarded in fiscal year 2018 to the executives named in our Summary Compensation Table. All grants of restricted Common Stock vest one-fifth per year beginning on the second anniversary of the grant date. Restricted shares have full voting and dividend rights. However, until the shares vest, they cannot be sold, transferred or pledged. Should the executive leave the Company’s employment for any reason prior to the vesting dates (other than due to death or, with respect to restricted stock awards under the Company’s 2018 Stock Incentive Plan, disability), the unvested shares will be forfeited. We have not issued any stock options in the past three fiscal years and have no immediate plans to issue additional stock options.

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	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	or Units	Awards(3)
		($)	($)	($)	(#)	($)
Gary W. Rollins	01/23/18 (1)	1	937,500	1,150,000
	01/23/18				87,000	2,777,040
Paul E. Northen	01/23/18 (2)	1	281,250	300,000
	01/23/18				22,500	718,200
R. Randall Rollins	01/23/18 (1)	1	843,750	1,035,000
	01/23/18				78,000	2,489,760
John F. Wilson	01/23/18 (1)	1	726,563	891,250
	01/23/18				45,000	1,436,400
Elizabeth B. Chandler	01/23/18 (2)	1	149,766	159,750
	01/22/18				9,000	287,280

(1)	These amounts represent possible payouts of awards granted under the 2018 Cash Incentive Plan in January 2018. The payment of actual awards was approved in January 2019. The amounts of the actual payments are included in the Summary Compensation Table.

(2)	These amounts represent possible payouts of awards granted under the 2018 Cash Incentive Plan and the Home Office Cash Incentive Plan in January 2018. The payment of actual awards was approved in January 2019. The amounts of the actual payments are included in the Summary Compensation Table.
(3)	These amounts represent aggregate grant date fair value for grants of restricted Common Stock awarded in fiscal year 2018 under our Stock Incentive Plan computed in accordance with ASC Topic 718. Please refer to Note 15 to our Financial Statements contained in our 2018 Form 10-K for a discussion of assumptions used in this computation. Our 2018 Form 10-K has been included in our Annual Report and provided to our stockholders.

There are no agreements or understandings between the Company and any executive officer that guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments, or severance payments, to the executive officer. All of the named executive officers participated in the Company’s Cash Incentive Plan. Bonus awards under the 2018 Cash Incentive Plan provide participants an opportunity to earn an annual bonus in a maximum amount of 115 percent of base salary under the 2018 Cash Incentive Plan or $1.15 million per individual per year under the 2018 Cash Incentive Plan, Under the 2018 Cash Incentive Plan, whether a bonus is payable, and the amount of any bonus payable, is contingent upon achievement of certain performance goals, which are set in the annual program adopted under the plan. For 2018, these performance goals were measured by obtaining specific levels of the following: revenue to plan growth and pre-tax profit to plan growth of the Company. Messrs. John F. Wilson, Paul E. Northen and Ms. Elizabeth B. Chandler also participate in an individual Key Operating Initiative and may receive a bonus for achievement of the initiative. The Compensation Committee set a maximum award for fiscal year 2018 of 115 percent of the executive’s base salaries for Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson. Mr. Paul E. Northen had a maximum award of 60 percent of his base salary for fiscal year 2018 and Ms. Elizabeth B. Chandler has a maximum award of 40 percent of her base salary for fiscal year 2018. Unless sooner amended or terminated by the Compensation Committee, the 2018 Cash Incentive Plan will be in place until April 24, 2023.

The named executive officers while employed are also eligible to receive options and restricted stock under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Compensation Committee at the time of grant. All of the executive officers are eligible to participate in the Company’s Deferred Compensation Plan. The executive officers participate in the Company’s regular employee benefit programs, including the 401(k) Plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans. The Deferred Compensation Plan provides that participants may defer up to 50% of their base salary and up to 85% of their annual bonus with respect to any given plan year, subject to a $2,000 per plan year minimum. The Company may make discretionary credits to participant accounts.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The Company does not have any outstanding option awards to the executives named in our Summary Compensation Table. The table below sets forth the total number of restricted shares of Common Stock outstanding at December 31, 2018 and held by the executives named in our Summary Compensation Table but which have not yet vested, together with the market value of these unvested shares based on the $36.10 the closing price of our Common Stock on December 31, 2018.

		Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gary W. Rollins	—	—	—	—	374,100	13,505,010
Paul E. Northen	—	—	—	—	73,500	2,653,350
R. Randall Rollins	—	—	—	—	337,650	12,189,165
John F. Wilson	—	—	—	—	180,000	6,498,000
Elizabeth B. Chandler	—	—	—	—	29,100	1,050,510

1.	The Company has granted time-lapse restricted shares for the named executive officers that vest 20% annually beginning on the second anniversary of the grant date.
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Shares of the restricted stocks granted to the executive officers that have not fully vested as of December 31, 2018 are summarized in the table that follows:

Name	Number of shares Granted	Grant Date	Date fully vested
Gary W. Rollins	112,500	1/22/2013	1/22/2019
	94,500	1/28/2014	1/28/2020
	94,500	1/27/2015	1/27/2021
	94,500	1/26/2016	1/26/2022
	94,500	1/24/2017	1/24/2023
	87,000	1/23/2018	1/23/2024
Paul E. Northen	22,500	2/24/2015	2/24/2021
	18,750	1/26/2016	1/26/2022
	22,500	1/24/2017	1/24/2023
	22,500	1/23/2018	1/23/2024
R. Randall Rollins	101,250	1/22/2013	1/22/2019
	85,500	1/28/2014	1/28/2020
	85,500	1/27/2015	1/27/2021
	85,500	1/26/2016	1/26/2022
	85,500	1/24/2017	1/24/2023
	78,000	1/23/2018	1/23/2024
John F. Wilson	45,000	1/22/2013	1/22/2019
	45,000	1/28/2014	1/28/2020
	45,000	1/27/2015	1/27/2021
	45,000	1/26/2016	1/26/2022
	45,000	1/24/2017	1/24/2023
	45,000	1/23/2018	1/23/2024
Elizabeth B. Chandler	9,000	1/28/2014	1/28/2020
	9,000	1/27/2015	1/27/2021
	6,000	1/26/2016	1/26/2022
	6,300	1/24/2017	1/24/2023
	9,000	1/23/2018	1/23/2024
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OPTION EXERCISES AND STOCK VESTED

The following table sets forth:

•	the number of shares of Common Stock acquired by the executives named in the Summary Compensation Table upon the exercise of stock options during the fiscal year ended December 31, 2018.
•	the aggregate dollar amount realized on the exercise date for such options computed by multiplying the number of shares acquired by the difference between the market value of the shares on the exercise date and the exercise price of the options.
•	the number of shares of restricted Common Stock acquired by the executives named in the Summary Compensation Table upon the vesting of shares during the fiscal year ended December 31, 2018.
•	the aggregate dollar amount realized on the vesting date for such restricted stock computed by multiplying the number of shares which vested by the market value of the shares on the vesting date.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary W. Rollins	—	—	101,700	3,379,536
Paul E. Northen	—	—	8,250	280,785
R. Randall Rollins	—	—	91,800	3,050,649
John F. Wilson	—	—	45,000	1,496,880
Elizabeth B. Chandler	—	—	4,800	161,088
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PENSION BENEFITS

The Company’s Retirement Income Plan, a trustee defined benefit pension plan, provides monthly benefits upon retirement at or after age 65 to eligible employees. In the second quarter of 2005, the Company’s Board of Directors approved a resolution to cease all future retirement benefit accruals under the Retirement Income Plan effective June 30, 2005. Retirement income benefits are based on the average of the employee’s compensation from the Company for the five consecutive complete calendar years of highest compensation during the last ten consecutive complete calendar years (“final average compensation”) immediately preceding June 30, 2005. The estimated annual benefit payable at the later of retirement or age 65 is $0 for Mr. Gary W. Rollins, $0 for Mr. Paul E. Northen, $82,059 for Mr. R. Randall Rollins, $11,674 for Mr. John F. Wilson and $0 for Ms. Elizabeth B. Chandler. The Plan also provides reduced early retirement benefits under certain conditions.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(3) ($)	Payments During Last Fiscal Year ($)
Gary W. Rollins(1)	Pension Plan	35	—	—
Paul E. Northen	Pension Plan	—	—	—
R. Randall Rollins	Pension Plan	21	411,542	82,059
John F. Wilson	Pension Plan	8	131,682	—
Elizabeth B. Chandler	Pension Plan	—	—	—

(1)	Pursuant to a Qualified Domestic Relations Order, during 2013 Mr. Rollins’ retirement income benefit was awarded in its entirety to his former spouse.
(2)	The actuarial present value of the executive’s accumulated benefit under the Retirement Income Plan is computed as of the measurement date used for financial statement reporting purposes and the valuation method and material assumptions applied are set forth in Note 16 to our Financial Statements contained in our 2018 Form 10-K. Our 2018 Form 10-K has been included in our Annual Report and provided to our stockholders.

NONQUALIFIED DEFERRED COMPENSATION

On June 13, 2005, the Company approved the Rollins, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) that is designed to comply with the provisions of the American Jobs Creation Act of 2004 (including Section 409A of the Internal Revenue Code). The Deferred Compensation Plan provides that employees eligible to participate in the Deferred Compensation Plan include those who are both members of a group of management or highly compensated employees selected by the committee administering the Deferred Compensation Plan. All of the named executive officers are eligible.

Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)(2)	Aggregate earnings/(losses) in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Gary W. Rollins	—	—	(2,802)	—	79,389
Paul E. Northen	—	—	—	—	—
R. Randall Rollins	—	—	(2,802)	—	79,389
John F. Wilson	210,317	—	(67,401)	—	1,719,790
Elizabeth B. Chandler	—	—	—	—	—

(1)	Reflects the amounts related to the base salary for 2018, which have been deferred by the executive officers pursuant to the Deferred Compensation Plan, and the bonus compensation amounts deferred related to 2017 that were paid in 2018, which are included in the Summary Compensation Table on page 22.
(2)	Reflects the amounts for each of the named executive officers, which are reported as compensation to such named executive officer in the “All Other Compensation” column of the Summary Compensation Table on page 22.
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The Deferred Compensation Plan provides that participants may defer up to 50% of their base salary and up to 85% of their annual bonus with respect to any given plan year, subject to a $2,000 per plan year minimum. The Company may make discretionary contributions to participant accounts.

Under the Deferred Compensation Plan, salary and bonus deferrals are fully vested. Any discretionary contributions are subject to vesting in accordance with the matching contribution-vesting schedule set forth in the Rollins 401(k) Savings Plan in which a participant participates.

Accounts will be credited with hypothetical earnings, and/or debited with hypothetical losses, based on the performance of certain “Measurement Funds.” Account values are calculated as if the funds from deferrals and Company credits had been converted into shares or other ownership units of selected Measurement Funds by purchasing (or selling, where relevant) such shares or units at the current purchase price of the relevant Measurement Fund at the time of the participant’s selection. Deferred Compensation Plan benefits are unsecured general obligations of the Company to the participants, and these obligations rank in parity with the Company’s other unsecured and unsubordinated indebtedness. The Company has established a “rabbi trust,” which it uses to voluntarily set aside amounts to indirectly fund any obligations under the Deferred Compensation Plan. To the extent that the Company’s obligations under the Deferred Compensation Plan exceed assets available under the trust, the Company would be required to seek additional funding sources to fund its liability under the Deferred Compensation Plan.

Generally, the Deferred Compensation Plan provides for distributions of any deferred amounts upon the earliest to occur of a participant’s death, disability, retirement or other termination of employment (a “Termination Event”). However, for any deferrals of salary and bonus (but not Company contributions), participants would be entitled to designate a distribution date which is prior to a Termination Event. Generally, the Deferred Compensation Plan allows a participant to elect to receive distributions under the Deferred Compensation Plan in installments or lump-sum payments.

401(k) PLAN

Effective October 1, 1983, the Company adopted a qualified retirement plan designed to meet the requirements of Section 401(k) of the Code (“401(k) Plan”). The forms of benefit payment under the Rollins 401(k) Savings Plan are dependent upon the vested account balance. If the vested assets are greater than $1,000 up to and including $5,000, a participant may roll their money into another qualified plan or it will be rolled into a Prudential Individual Retirement Account. If the participant has more than $5,000 invested assets, they can leave their funds in the Plan, take a full or partial lump sum distribution, take systematic distributions or roll their vested assets into another qualified plan. If the account balance is equal to or less than $1,000, the participant may roll their vested balance into another qualified plan or take a lump sum distribution. Under the Rollins 401(k) Savings Plan, the full amount of a participant’s vested benefit is payable upon his termination of employment, retirement, total and permanent disability, death or age 59½. A participant may withdraw a certain amount of his pre-tax and rollover contributions upon specified instances of financial hardship. A participant may withdraw all or any portion of his after-tax account at any time and for any reason. Amounts contributed by the Company to the accounts of Named Executives under this plan are included in the “All Other Compensation” column of the Summary Compensation Table on page 22.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. There are no other agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment, except as described below. Any agreement to provide additional payments or benefits to a terminating executive officer would be in the discretion of the Compensation Committee. The executive officers are not entitled to additional benefits at death or disability per the terms of the defined benefit plan. The amounts payable at retirement are disclosed in the “Pension Benefits” section on page 28. The executive officers can choose to receive the amounts accumulated in the Deferred Compensation Plan either as a lump sum or in installments at retirement, death or disability. These amounts have been disclosed under the “Nonqualified Deferred Compensation” section on page 28. The table below shows the incremental restricted shares that would become vested as of December 31, 2018, at the closing market price of $36.10 per share for our Common Stock, as of that date, in the case of retirement, death, disability or change in control.

		Stock Awards
Name		Number of shares underlying unvested stock (#)	Unrealized value of unvested stock ($)
Gary W. Rollins	Retirement	—	—
	Death	374,100	13,505,010
	Disability	170,404	6,151,590
	Change in Control	374,100	13,505,010
Paul E. Northen	Retirement	—	—
	Death	73,500	2,653,350
	Disability	26,542	958,154
	Change in Control	73,500	2,653,350
R. Randall Rollins	Retirement	—	—
	Death	337,650	12,189,165
	Disability	153,960	5,557,971
	Change in Control	337,650	12,189,165
John F. Wilson	Retirement	—	—
	Death	180,000	6,498,000
	Disability	80,000	2,888,000
	Change in Control	180,000	6,498,000
Elizabeth B. Chandler	Retirement	—	—
	Death	29,100	1,050,510
	Disability	12,196	440,269
	Change in Control	29,100	1,050,510

Accrued Pay and Regular Retirement Benefits. The amounts shown in the table on page 30 do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay
•	Distributions of plan balances under the 401(k) plan, as described on page 29
•	Nonqualified Deferred Compensation
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Change in Control or Severance. The Company does not have any severance for its executive officers. However, upon the occurrence of a “Change in Control,” as determined by the Board of Directors, all unvested time-lapse restricted stock shall immediately vest.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

A group that includes the Company’s Vice Chairman and Chief Executive Officer, Gary W. Rollins, and his brother, Chairman of the Board, R. Randall Rollins, and certain companies under their control possesses in excess of fifty percent of the Company’s voting power. Please refer to the discussion on pages 10-31 under the heading, “Corporate Governance and Board of Directors’ Committees and Meetings, Director Independence and NYSE Requirements, Controlled Company Exemption.” The group discussed above also controls in excess of fifty percent of the voting power of RPC, Inc. and Marine Products, Inc. All of the Company’s directors, with the exception of Thomas J. Lawley, M.D. and John F. Wilson, are also directors of RPC, Inc. and Marine Products Corporation.

Our Code of Business Ethics and Related Party Transactions Policy for Executive Officers and Directors provides that related party transactions, as defined in Regulation S-K, Item 404(a), must be reviewed, approved and/or ratified by our Nominating and Corporate Governance Committee. As set forth in our Code, our Nominating and Corporate Governance Committee has the responsibility to ensure that it only approve or ratify related party transactions that are in compliance with applicable law, consistent with the Company’s corporate governance policies (including those relative to conflicts of interest and usurpation of corporate opportunities) and on terms that are deemed to be fair to the Company. The Committee has the authority to hire legal, accounting, financial or other advisors, as it may deem necessary or desirable and/or to delegate responsibilities to executive officers of the Company in connection with discharging its duties. A copy of the Code is available at our website (www.rollins.com) under the heading “Investor Relations – Corporate Governance.” All covered related party transactions for fiscal year ended December 31, 2018 were reviewed, approved and/or ratified by the Nominating and Corporate Governance Committee in accordance with the Code.

The Company provides certain administrative services to RPC, Inc. (“RPC”) (a company of which Mr. R. Randall Rollins is also Chairman and which is otherwise affiliated with the Company). The service agreements between RPC and the Company provide for the provision of services on a cost reimbursement basis and are terminable on six months’ notice. The services covered by these agreements include administration of certain employee benefit programs and other administrative services. Charges to RPC (or to corporations which are subsidiaries of RPC) for such services and rent totaled approximately $0.1 million for each of the years ended December 31, 2018, 2017, and 2016.

The Company rents office, hanger and storage space to LOR, Inc. (“LOR”) (a company controlled by R. Randall Rollins and Gary W. Rollins). Charges to LOR (or corporations which are subsidiaries of LOR) for rent totaled $0.9 million for the year ended December 31, 2018 and 1.0 million for each of the years ended December 31, 2017 and 2016, respectively.

In 2014, P.I.A. LLC, a company owned by the Chairman of the Board of Directors, R. Randall Rollins, purchased a Lear Model 35A jet and entered into a lease arrangement with the Company for Company use of the aircraft for business purposes. The lease is terminable by either party on 30 days’ notice. The Company pays $100.00 per month rent for the leased aircraft, and pays all variable costs and expenses associated with the leased aircraft, such as the costs for fuel, maintenance, storage and pilots. The Company has the priority right to use of the aircraft on business days, and Mr. Rollins has the right to use the aircraft for personal use through the terms of an Aircraft Time Sharing Agreement with the Company. During the years ended December 31, 2018 and 2017, the Company paid approximately $0.7 million and $0.8 million in rent and operating costs for the aircraft respectively. During 2018, the Company accounted for 100 percent of the use of the aircraft. All transactions were approved by the Company’s Nominating and Governance Committee of the Board of Directors.

On January 24, 2018, the Company pledged a charitable gift of $0.7 million to Emory University Hospital Midtown. The amount will be paid in equal annual installments over the next five years. Dr. Lawley recused himself from the Board of Director’s approval of the gift agreement.

All of the above related party transactions were approved by the Company’s Nominating and Governance Committee of the Board of Directors.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Auditor

Grant Thornton LLP has served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2017.

The Audit Committee has appointed Grant Thornton LLP as Rollins, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Grant Thornton LLP has served as the Company’s independent auditors for many years and is considered by management to be well qualified. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees

	2018	2017
Audit Fees(1)	$1,600,000	$1,500,000
Audit-Related Fees	—	—
All Other Fees	—	—
Total	$1,600,000	$1,500,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our internal control over financial reporting, audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

Pre-approval of Services

All of the services described above were pre-approved by the Company’s Audit Committee. The Audit Committee has determined that the payments made to its independent registered public accounting firm for these services are compatible with maintaining such auditors’ independence. All of the hours expended on the principal accountant’s engagement to audit the financial statements of the Company for the years 2018 and 2017 were attributable to work performed by full-time, permanent employees of the principal accountant. The Committee has no pre-approval policies or procedures other than as set forth below.

The Audit Committee is directly responsible for the appointment and termination, compensation, and oversight of the work of the independent registered public accounting firm, including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting. The Audit Committee is responsible for pre-approving all audit and non-audit services provided by the independent public accountants and ensuring that they are not engaged to perform the specific non-audit services proscribed by law or regulation. The Audit Committee has delegated pre-approval authority to its Chairman with the stipulation that his decision is to be presented to the full Audit Committee at its next scheduled meeting.

32

STOCKHOLDER PROPOSALS

Appropriate proposals of stockholders intended to be presented at the Company’s 2020 Annual Meeting of the Stockholders must be received by the Company by November 22, 2019 in order to be included, pursuant to Rule 14a-8 promulgated under the Exchange Act in the proxy statement and form of proxy relating to that meeting. With regard to such stockholder proposals, if the date of the next annual meeting of stockholders is advanced or delayed more than 30 calendar days from April 23, 2019, the Company will, in a timely manner, inform its stockholders of the change and of the date by which such proposals must be received. Stockholders desiring to present business at the 2020 Annual Meeting of Stockholders outside of the stockholder proposal rules of Rule 14a-8 of the Securities Exchange Act of 1934 and instead pursuant to Article Twenty-Seventh of the Company’s by-laws must prepare a written notice regarding such proposal addressed to Secretary, Rollins, Inc., 2170 Piedmont Road, NE, Atlanta, Georgia 30324, which must be delivered to or mailed and received at the aforementioned address no later than January 25, 2020 and no earlier than December 16, 2019. Stockholders should consult the by-laws for other specific requirements related to such notice and proposed business.

With respect to stockholder nomination of directors, the Company’s by-laws provide that nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors. Nominations must comply with an advance notice procedure which generally requires with respect to nominations for directors for election at an annual meeting, that written notice be addressed to: Secretary, Rollins, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, and be received not less than ninety nor more than 130 days prior to the anniversary of the prior year’s annual meeting and set forth, among other requirements specified in the by-laws, the name, age, business address and, if known, residence address of the nominee proposed in the notice, the principal occupation or employment of the nominee for the past five years, the nominee’s qualifications, the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings. Other specific requirements related to such notice, including required disclosures concerning the stockholder intending to present the nomination, are set forth in the Company’s by-laws. Notices of nominations must be received by the Secretary of the Company no later than January 25, 2020 and no earlier than December 16, 2019, with respect to directors to be elected at the 2020 Annual Meeting of Stockholders.

EXPENSES OF SOLICITIATION

The Company will bear the solicitation cost of proxies. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to their beneficial stockholders of record. Solicitation of proxies will be made primarily by mail. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services. The Company has retained Georgeson, LLC to conduct a broker search and to send proxies by mail for an estimated fee of approximately $6,500 plus shipping expenses.

ANNUAL REPORT

Our Annual Report as of and for the year ended December 31, 2018 is being provided to you with this proxy statement. The Annual Report includes our 2018 Form 10-K (without exhibits). The Annual Report is not considered proxy-soliciting material.

FORM 10-K

On written request of any record or beneficial stockholder, we will provide, free of charge, a copy of our 2018 Form 10-K, which includes the consolidated financial statements. Requests should be made in writing and addressed to: Paul E. Northen, Vice President, Chief Financial Officer and Treasurer, Rollins, Inc., 2170 Piedmont Road, NE Atlanta, Georgia 30324. We will charge reasonable out-of-pocket expenses for the reproduction of exhibits to our 2018 Form 10-K should a stockholder request copies of such exhibits.

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OTHER MATTERS

Our Board of Directors knows of no business other than the matters set forth herein, which will be presented at the meeting. Since matters not known at this time may come before the meeting, the enclosed proxy gives discretionary authority with respect to such matters as may properly come before the meeting and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors

Elizabeth B. Chandler
Secretary

Atlanta, Georgia

March 21, 2019

34

Proxy

Rollins, Inc. Notice of 2019 Annual Meeting of Shareholders 2170 Piedmont Road, N.E., Atlanta, Georgia 30324 Proxy Solicited by Board of Directors for Annual Meeting — April 23, 2019

The undersigned stockholder(s) hereby appoints Gary W. Rollins and R. Randall Rollins, and either of them, as proxies to appoint his substitute, and hereby authorize(s) them to represent and to vote, as undersigned on the reversed side of this proxy, all of the shares of the common stock of Rollins, Inc. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 12:30 P.M., Eastern Time on April 23, 2019, at 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, and at any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR JUDGMENT UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

(PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 23, 2019. The Proxy Statement is available at: http://www.viewproxy.com/ROL/2019.

	PLEASE MARK YOUR VOTE IN BLACK INK AS SHOWN HERE	☒

Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of the three Class III nominees to the Board of Directors to serve for a term of three years.

	FOR	WITHHOLD		FOR	WITHHOLD		FOR	WITHHOLD
01 – Bill J. Dismuke	☐	☐	02 – Thomas J. Lawley, M.D.	☐	☐	03 – John F. Wilson	☐	☐

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.	☐	☐	☐	3.	To amend the Certificate of Incorporation of the Company to increase the number of authorized shares of Capital Stock to 550,500,000 shares.	☐	☐	☐

Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorneys, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

						Signature of Stockholder		Date

						Signature of Stockholder		Date

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

SCAN TO VIEW MATERIALS & VOTE	CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet:	TELEPHONE Vote Your Proxy by Phone:	MAIL Vote Your Proxy by Mail:
Go to www.AALVote.com/ROL	Call 1 (866) 804-9616

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.